Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Avenue Therapeutics, Inc.

New York, New York

We hereby consent to the use of our report dated March 6, 2017,  except for Note 11 which is as of June 22, 2017, relating to the financial statements of Avenue Therapeutics, Inc., which appears in the registration statement (Form S-1 No. 333-217552) and related Prospectus of Avenue Therapeutics, Inc. dated June 23, 2017, in this registration statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

 /s/BDO USA, LLP

Boston, Massachusetts

June 26, 2017